As filed with the Securities and Exchange Commission on October 12, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMBIPAR EMERGENCY RESPONSE

(Exact name of registrant as specified in its charter)

The Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Avenida Angélica, nº 2346, 5th Floor

São Paulo, SP – Brazil, 01228-200

Tel: +55 (11) 3526-3526

(Address of Principal Executive Offices, including zip code)

AMBIPAR EMERGENCY RESPONSE

2023 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

c/o Capitol Services, Inc.
1218 Central Ave Ste 100
Albany, NY 12205
Tel: +1 808 345-4647

(Telephone number, including area code, of agent for service)

Copies to:

Grenfel Calheiros, Esq.

Simpson Thacher & Barlett LLP

Av. Presidente Juscelino Kubitschek 1455,

12th floor

São Paulo, SP, Brazil, 04543-011

Tel: +55 11-3546 1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Ambipar Emergency Response 2023 Omnibus Incentive Plan covered by this Registration Statement as required by Rule 428(b)(1).

Item 2.	Registrant Information and Employee Plan Annual Information.

The information required by Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the 2023 Omnibus Incentive Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which previously have been filed with the U.S. Securities and Exchange Commission (the “Commission”) by the Registrant are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s prospectus, dated August 25, 2023, filed with the Commission pursuant to Rule 424(b) under the Securities Act, in connection with the Company’s Registration Statement on Form F-1 (File No. 333-270493);

(b)	The Registrant’s prospectus supplement, dated August 28, 2023, filed with the Commission pursuant to Rule 424(b) under the Securities Act, in connection with the Company’s Registration Statement on Form F-1 (File No. 333-270493);

(c)	The Registrant’s prospectus supplement, dated October 10, 2023, filed with the Commission pursuant to Rule 424(b) under the Securities Act, in connection with the Company’s Registration Statement on Form F-1 (File No. 333-270493); and

(d)	The description of the Registrant’s Class A Ordinary Shares contained in the Description of Securities Registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”),which is contained in Exhibit 2.3 to the 2022 Form 20-F, including any subsequent amendments or reports filed for the purpose of updating such description.

In addition to the foregoing, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (with respect to any Form 6-K, only to the extent the Registrant expressly indicates in such Form 6-K that such Form 6-K or portions thereof shall be incorporated herein by reference) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

For purposes hereof, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Companies Act (as revised) of the Cayman Islands does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

The Registrant’s Amended and Restated Memorandum and Articles of Association provide that each director or officer of the Registrant shall be indemnified out of the assets and funds of the Registrant against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts (including reasonable attorneys’ fees and expenses and amounts paid in settlement and costs of investigation (collectively “Losses”) incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of such person’s duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any Losses incurred by such director or officer in defending or investigating (whether successfully or otherwise) any civil, criminal, investigative and administrative proceedings concerning or in any way related to the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Also, the Registrant has entered, and intends to continue to enter into indemnification agreements with its directors and applicable officers that provide such persons with contractual rights to indemnification as well as additional indemnification beyond that provided in the Registrant’s Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant under the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Document

4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to the Shell Company Report on Form 20-F filed with the SEC on March 7, 2023)

5.1*	Opinion of Carey Olsen

10.1	Ambipar Emergency Response 2023 Omnibus Incentive Plan dated as of March 3, 2023 (incorporated by reference to Exhibit 4.16 to the Shell Company Report on Form 20-F filed with the SEC on March 7, 2023).

23.1*	Consent of Carey Olsen (included in Exhibit 5.1)

23.2*	Consent of BDO RCS Auditores Independentes SS Ltda., independent registered public accounting firm for Emergencia

23.3*	Consent of Grant Thornton LLP, independent certified public accountants for Witt O’Brien’s, LLC.

23.4*	Consent of Marcum LLP, independent registered public accounting firm for HPX.

24.1*	Power of Attorney (included in the signature page to this Registration Statement)
107*	Filing Fee Table

*       Filed herewith

Item 9.	Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)       To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that, in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in São Paulo, Brazil, on October 12, 2023.

AMBIPAR EMERGENCY RESPONSE

By:	/s/ Thiago da Costa Silva
Name: Thiago da Costa Silva
Title: Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rafael Espírito Santo and Pedro Petersen as attorneys-in-fact, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/Rafael Espírito Santo	Chief Executive Officer (Principal Executive Officer)	October 12, 2023
Rafael Espírito Santo

/s/Pedro Petersen	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 12, 2023
Pedro Petersen

/s/Tércio Borlenghi Junior	Chairman of the Board of Directors	October 12, 2023
Tércio Borlenghi Junior

/s/ Guilherme Patini Borlenghi	Director	October 12, 2023
Guilherme Patini Borlenghi

/s/Alessandra Bessa Alves de Melo	Director	October 12, 2023
Alessandra Bessa Alves de Melo

/s/Thiago da Costa Silva	Director	October 12, 2023
Thiago da Costa Silva

/s/Mariana Loyola Ferreira Sgarbi	Director	October 12, 2023
Mariana Loyola Ferreira Sgarbi

/s/Carlos Piani	Director	October 12, 2023
Carlos Piani

/s/Victor Almeida	Director	October 12, 2023
Victor Almeida

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the U.S. of Ambipar Emergency Response has signed this registration statement on October 12, 2023.

AMBIPAR HOLDING USA, INC.

By:	/s/Guilherme Patini Borlenghi
Name: Guilherme Patini Borlenghi
Title: Director